SALES AND MARKETING AGREEMENT

THIS AGREEMENT is made effective on the 10th day of December, 2020 (the "**Effective Date**").

BETWEEN:

A4 SYSTEMS CORPORATION, a body corporate existing under the laws of the Province of Alberta ("**A4**")

- and -

UNITED FARMERS OF ALBERTA CO-OPERATIVE LIMITED, a body corporate existing under the laws of the Province of Alberta ("**UFA**")

WHEREAS A4 manufactures, supplies and services digital management systems technologies for, among others, the beef industry, including feedlot animal management systems and is in the business of manufacturing those Products used in the Herdwhistle™ System (each as defined below);

AND WHEREAS A4 owns all intellectual property rights, including, patents, copyrights, trademarks, trade secrets and any processes or other materials used in connection with the Herdwhistle™ System;

AND WHEREAS UFA is engaged, among other things, in the business of supplying and selling agricultural goods to agricultural end-use customers ("**Users**");

AND WHEREAS A4 wishes to appoint UFA as its exclusive reseller of the Herdwhistle™ System to Users in the Exclusive Territory (as defined below) and as a non-exclusive reseller outside the Exclusive Territory on the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE 1
CONSTRUCTION AND DEFINITIONS

1.1 **Construction**. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it is deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and

correct copy of the writing has been delivered. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

1.2 **References**. As used in this Agreement, unless expressly stated otherwise, references to "**including**" mean "**including, without limitation**" and "**or**" mean "**either or both**". Unless otherwise specified, all references in this Agreement to Sections, Articles, paragraphs, Exhibits or Schedules are deemed references to the corresponding Sections, Articles, paragraphs, Exhibits or Schedules in this Agreement.

1.3 **Headings**. The headings of the Sections of this Agreement and of the Schedules are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4 **Definitions**. Capitalized terms used herein, but not otherwise defined herein, shall have the following meanings:

(a) "**A4 Black Box**™" shall have the meaning that term is given in Schedule "A" hereto;

(b) "**Affiliate**" shall have the meaning ascribed thereto in the *Business Corporations Act* (Alberta);

(c) "**Agreement**" means this sales and marketing agreement and any schedules attached hereto, all as amended from time to time;

(d) "**Bankruptcy**" means the occurrence of any of the following events with respect to a Party:

(i) the filing of an application by the Party for, or a consent to the appointment of, a trustee or receiver of its assets;

(ii) the filing by the Party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

(iii) the making by the Party of a general assignment for the benefit of its creditors;

(iv) the filing by the Party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

(v) the entry by any court of competent jurisdiction of an order for relief of the Party, the entry of any order, judgment or decree having a similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the Party, and any such order, judgment or decree continuing unstayed and in effect for a period of thirty (30) days after the entry;

(e) "**Business Day**" means any day except Saturday, Sunday, any day which is a legal holiday in Alberta or any day on which banking institutions in the City of Calgary are authorized or required by law or other governmental action to close;

(f) **"Contract Year"** means, for the initial year of the Term, the period of time commencing on the Effective Date and ending on December 31, 2021 and for each year of the Term thereafter shall mean the applicable calendar year;

(g) **"Herdwhistle™ System"** means the computerized data management system for the beef industry developed by A4 and is referred to by A4, and in this Agreement, as the Herdwhistle™ System;

(h) **"Commissions"** shall have the meaning that term is given in Section 4.3(a);

(i) **"Confidential Information"** shall have the meaning that term is given in Section 12.1;

(j) **"Effective Date"** means the date of this Agreement;

(k) **"Exclusive Territory"** means the Country of Canada;

(l) **"Initial Term"** shall have the meaning that term is given in Section 3.1;

(m) **"Intellectual Property"** means all patents, trade-marks, service marks, trade-names, works subject to copyright, and tangible or intangible proprietary information, any applications for and registrations of such patents, trademarks, trade-names, copyrights, industrial designs, and tangible or intangible know-how and proprietary information or material, that is registered to, owned by, used in the business of, or otherwise the property of A4;

(n) **"Licence Agreement"** shall have the meaning that term is given in Section 8.2;

(o) **"Party"** means either A4 or UFA, as the context requires, and **"Parties"** means both A4 and UFA;

(p) **"Perform as Intended"** means (i) the Sensors will collect weather data and RFID ear tag data through eating, drinking and movement behaviours and transmit the data to the applicable A4 Black Box™, and (ii) the Systems Quality Control (SQC)™ SaaS will analyze the data in order to develop and provide trend reporting by identifying baselines and outliers to distinguish between normal and abnormal behaviours;

(q) **"Person"** means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person;

(a) **"Personal Information"** means any information about an identifiable individual but does not include business contact information (such as, an individual's name, title, business address, business phone and fax number) when such information is collected, used or disclosed for the purpose of contacting such individual in their capacity as a representative of an organization;

(r) **"Products"** means the hardware products used in the Herdwhistle™ System as described in detail on <u>Schedule "A"</u> hereto;

(s) **"Professional Services"** means all professional services provided by A4 in respect of a written request by UFA to customize the Herdwhistle™ System specifically for UFA's or a User's own use. For certainty, Professional Services excludes standard system updates and upgrades to the Herdwhistle™ System;

(t) **"Renewal Term"** shall have the meaning that term is given in Section 3.1;

(u) **"Return on Capital Employed"** means a Party's trailing twelve month pre-tax rate of return in respect of the sale of the Herdwhistle™ System pursuant to the terms of this Agreement, measured by expressing the net operating profit after taxes such Party earned in respect of the sales of the Herdwhistle™ System as a percentage of the average total capital employed by such Party in respect of such sales where average capital employed is the trailing twelve month average of current and long term assets directly attributable to this initiative;

(v) **"Sensors"** means the A4 developed physical devices (comprising water trough antennas, feed bunk antennas and weather stations) capable of collecting inputs and communicating with other similar devices and/or with the A4 Black Box™(s), as applicable;

(w) **"Systems Quality Control (SQC)™ SaaS"** means the integral software platform used in the Herdwhistle™ System to facilitate all data analyzation, including, real-time awareness, control of data and workflows and made available to Users pursuant to a Licencing Agreement;

(x) **"Technology"** means trade secrets, products, product specifications, formulae, compositions, raw data, analyzed data, information, work methods, practices, improvements, devices, inventions, discoveries, concepts, ideas, designs, sketches, photographs, graphs, drawings, samples, research and development, services, computer software, database technologies, systems, structures, architectural designs, and all Intellectual Property existing, produced or acquired and used in, or through the operation of, the Herdwhistle™ System which includes the Products;

(y) **"Term"** means the Initial Term and any and all Renewal Terms, if any; and

(z) **"Third Party"** means a Person other than A4 or UFA.

ARTICLE 2
APPOINTMENT

2.1 **Appointment in Exclusive Territory**. Subject to the terms and conditions hereof, A4 hereby grants UFA, and UFA hereby accepts such grant from A4, the exclusive right to sell and supply the Herdwhistle™ System (using the A4 licensed trademarks) in the Exclusive Territory for the duration of the Term of this Agreement. For certainty, nothing in this Agreement precludes or restricts UFA in any way from offering for sale, marketing or supplying any products that may be deemed to be competitive with the Herdwhistle™ System.

2.2 **Limitation on Appointment. Notwithstanding Section 2.1, or any provision in this Agreement to the contrary, UFA acknowledges that the A4 Black Box™ is a Technology developed by A4 and utilized in all of A4's offerings, not just the Herdwhistle™ System. UFA agrees that the grant to UFA of exclusivity pursuant to Section 2.1 as it pertains to the A4 Black Box™ is limited to the sale of the A4 Black Box™ in connection with the sale of the Herdwhistle™ System to Users in the Exclusive Territory and that NO OTHER EXCLUSIVITY OF ANY NATURE OR KIND IN RELATION TO THE A4 BLACK BOX™ IS GIVEN TO UFA. Further, UFA acknowledges and agrees that A4 will remain at all times free to market and sell the A4 Black Box™, and to offer to other Persons as distributors the right to market and**

sell the A4 Black Box^{TM}, to any Person in the Exclusive Territory, excluding in both cases to Users or potential Users in connection with the Herdwhistle^{TM} System within the Exclusive Territory.

2.3 **No Retained Distribution Rights**. If at any time during the Term of this Agreement A4 becomes aware of potential Users of the Herdwhistle^{TM} System within the Exclusive Territory that have not been engaged by UFA (each a "**Non-UFA Potential User**"), A4 will advise UFA and UFA will have the first right to sell and supply the Herdwhistle^{TM} System to such Non-UFA Potential User on the terms and conditions set forth in this Agreement.

2.4 **Independent Contractor**. UFA at all times in the performance of its duties under this Agreement shall be an independent contractor and nothing contained herein shall be construed to place the parties in an employment, agency, partnership or joint venture relationship.

2.5 **Condition on Exclusivity**. UFA will use commercially reasonable efforts to sell the Herdwhistle^{TM} System in the normal course of UFA's business in the Exclusive Territory to Users during the Term.

2.6 **Appointment Outside Exclusive Territory**. A4 hereby appoints and grants UFA the non-exclusive right to sell the Herdwhistle^{TM} System (using the A4 licensed trademarks) outside the Exclusive Territory for the Term of this Agreement, including on its e-commerce platform.

2.7 **Royalty for Facilitating Sales Outside Exclusive Territory**. If UFA introduces A4 to a reseller or any other Third Party outside of the Exclusive Territory who agrees to sell the Herdwhistle^{TM} System to users in its territory (the "**Non-Canadian Users**"), UFA shall be entitled to: [redacted] A4's (or any successor's or Affiliate's) obligation to pay such Product Royalty and Services Royalty (collectively, the "**Royalty**") shall survive the expiration or termination of this Agreement.

2.8 **Audit Rights.**

(a) UFA shall have the right, upon providing not less than forty-eight (48) hours' advance written notice to A4, at any time during the Term and for a period of up to one (1) year from the date the last Royalty payment becomes payable, to inspect, audit and copy, or cause to be inspected, audited and copied, during A4's normal business hours, the business and accounting records of A4 regarding its sales of the Herdwhistle^{TM} Systems (and/or the Products) and the calculation of the Royalty in respect thereof. A4 shall cooperate with UFA or its representatives in conducting such inspections or audits.

(b) A4 shall have the right, upon providing not less than forty-eight (48) hours' advance written notice to UFA, at any time during the Term and for a period of up to one (1) year from the date the last Commission payment becomes payable, to inspect, audit and copy, or cause to be inspected, audited and copied, during UFA's normal business hours, the business and accounting records of UFA regarding its sales of the Herdwhistle^{TM} Systems and the

calculation of the Commissions in respect thereof. UFA shall cooperate with A4 or its representatives in conducting such inspections or audits.

ARTICLE 3
TERM AND TERMINATION

3.1 Term and Termination.

(a) This Agreement shall become effective on the Effective Date, and shall remain in effect until December 31, 2025 (the "**Initial Term**") with a five (5) year extension (the "**Renewal Term**") exercisable by either Party by providing written notice to the other Party in the manner set out in this Agreement of its desire to renew the Initial Term, on a date at least ninety (90) days prior to expiration of the Initial Term .

(b) This Agreement may be terminated by UFA for convenience by providing A4 with ninety (90) days advance written notice (in the manner set forth in this Agreement) of its decision to terminate. In addition, this Agreement may be terminated by either Party:

(i) immediately upon the total cessation of business, Bankruptcy or dissolution of the other Party;

(ii) sixty (60) days after the Party seeking termination has given written notice (in the manner set forth in this Agreement) of a default or breach by the other Party of any material term or condition of this Agreement, including non payment, if such breach remains uncured after such sixty (60) day period; or

(iii) immediately if either Party believes that the relationship set out in this Agreement is no longer economically feasible as defined by such Party having generated less than ten (10) percent average Return on Capital Employed over the previous twenty-four (24) months of normal business operations.

3.2 Rights and Obligations upon Termination. Upon the termination of this Agreement, whether by expiration or otherwise:

(a) A4 shall deliver to UFA all Products that have been ordered by UFA prior to the termination date;

(b) UFA shall have the right, but not the obligation, to return all Products in its possession at the termination date for a full and complete refund;

(c) notwithstanding any such termination, any indebtedness outstanding from one Party to the other arising out of or pursuant to the terms of this Agreement shall continue to be payable and shall not be extinguished;

(d) each Party shall immediately cease using and return to the other Party all Confidential Information and all Personal Information of that other Party in the possession of the first Party;

(e) UFA shall as soon as reasonably practicable return to A4 any sales, promotional, or technical literature or other information relating to the Herdwhistle™ System then in UFA's possession; and

(f) UFA shall retain the right to sell the Herdwhistle™ System on a non-exclusive basis then remaining in its inventory, including any Products received by UFA from A4 after termination of this Agreement in accordance with Section 3.2(a), notwithstanding any provisions of this Agreement to the contrary.

For certainty, the termination of this Agreement shall not affect the rights and obligations of the Parties with respect to orders for Products accepted prior to termination and the sale of such Products thereafter to New Users in connection the Herdwhistle™ System.

3.3 **Survival of Liability for Breach**. The termination of this Agreement shall not release either Party from its liability to the other Party under this Agreement arising from a breach of this Agreement.

3.4 **Effect of Termination**. Upon the termination of this Agreement, all obligations of the Parties hereunder shall terminate, except for any obligations that are expressly stated to survive the termination or any obligations that remain executory, which obligations, to the extent they remain executory, shall remain in full force and effect until fully performed by the obligated Party.

ARTICLE 4
PURCHASES OF PRODUCTS FROM A4 AND PAYMENT OF COMMISSIONS

4.1 **No Minimum or Maximum Purchase of Products**. UFA shall not be subject to any minimum or maximum number of Products that must be purchased or ordered from A4 during the Term or any part thereof.

4.2 **Product Pricing, Invoices and Payments**.

(a) All Products sold by A4 to UFA pursuant to this Agreement shall be sold at a price equivalent to the then negotiated price for such Products, as mutually agreed upon by UFA and A4 from time to time, and documented in a price list, plus transportation and importation costs (each as applicable). For reference, the agreed pricing as of the date hereof is as documented in the price list attached hereto as Schedule "B", with it being understood that, subject to agreement otherwise, future price lists shall be of a comparable nature. In the event that the A4 wishes to increase the price for Products, A4 shall provide at least one hundred twenty (120) days advance written notice of the increase in price to UFA.

(b) A4 shall issue an invoice to UFA for Products ordered under this Agreement once such Products have been received by UFA at the Delivery Address (as defined in Section 13.3).

(c) UFA shall pay A4's correct and uncontested invoices within forty-five (45) days from receipt of same.

(d) Notwithstanding any provision herein to the contrary, UFA shall be entitled to withhold from payment of any invoice, any amount that may be withheld from such payment in accordance with any applicable law, regulation, judgment or order including without limitation, withholdings pursuant to any applicable tax or lien legislation.

(e) A4 will provide its suggested manufacturer's suggested retail price ("**MSRP**") for the sale of Products to Users, though all Products sold by UFA to any and all Users shall be at a price determined by UFA, in its sole discretion, acting reasonably.

4.3 A4 Commissions.

(a) For each head of cattle monitored by the Herdwhistle™ System at any time, UFA will pay A4 the commissions set out in Schedule "B" hereto (the "**Commissions**"). These Commissions may be amended from time to time by mutual agreement of UFA and A4.

(b) For so long as the Herdwhistle™ System is used by Users, UFA will pay the Commissions to A4 within forty-five (45) days of the start of each month with respect to the previous month's Commissions.

(c) The termination of this Agreement shall not affect the rights and obligations of the Parties with respect to the payment of Commissions set out in Section 4.3(b).

(d) The fees charged to Users which comprise the Commissions will not be changed unless mutually agreed by UFA and A4.

ARTICLE 5
PARTY OBLIGATIONS

5.1 Performance of Obligations. Each Party shall use commercially reasonable efforts to perform its obligations and activities under this Agreement.

5.2 UFA's Employees. UFA is an independent contractor and, as such, UFA hereby acknowledges that any employees tasked with selling the Herdwhistle™ System are employed solely by UFA, that UFA is responsible for providing benefits to its employees and that the employees shall have no claim against the A4 or its Affiliates for any compensation, redress, reimbursement, injury or damages of any kind whatsoever.

5.3 Training. A4 shall furnish training and support at the request of UFA at no direct cost to UFA. Upon UFA's request, A4 shall furnish training of UFA's sales and technical representatives, as applicable, at times and locations as UFA may reasonably request from time to time.

5.4 Notice of Violation of Intellectual Property Rights. A4 will retain ownership of all Technology incorporated in the Herdwhistle™ System. UFA shall as soon as reasonably possible inform A4 of: (a) any improper or wrongful use, of which UFA is aware, of A4's trademarks, service marks, service names, trade names, copyrighted material, patentable processes or inventions, emblems, designs, models or other Technology or (b) any improper disclosure, of which UFA is aware, of any trade secrets of A4.

5.5 Intellectual Property. Notwithstanding anything else contained herein, A4 agrees that UFA shall be entitled to use the trademarks and trade names of A4 for the purpose of selling the Herdwhistle™ System in accordance with the terms of this Agreement.

5.6 After Sales Service.

(a) **Complaints**. UFA shall provide weekly reports to A4 concerning complaints from Users with respect to the the Herdwhistle™ System (if applicable).

(b) **Response to Users**. UFA shall use reasonable commercial efforts to collaborate with and assist A4 in communicating with Users who have complaints regarding the Herdwhistle™ System. For certainty, UFA is under no obligation to resolve such complaints.

5.7 **Costs and Expenses**. UFA shall be responsible for all costs and expenses, and the efforts of its own personnel and agents, associated with selling the Herdwhistle™ System, soliciting orders or tenders and in otherwise carrying out its obligations under this Agreement. Except as limited by the provisions herein, UFA acknowledges that it has control over and is responsible for establishing the method and means by which it performs its obligations hereunder.

5.8 **Certification**. Except as expressly agreed by A4 and UFA in writing from time to time, A4 hereby grants UFA the exclusive right to apply for any certificate, permit, licence or similar from all necessary authorities to permit UFA to sell the Herdwhistle™ System (the "**Required Authorization**"). A4 agrees to:

(a) notify UFA in writing if it becomes aware of any requirement to obtain a Required Authorization; and

(b) assist UFA in obtaining the Required Authorization, including providing support to UFA by making all reasonable efforts to supply the necessary documentation as may be required by the necessary authorities to achieve the granting of the Required Authorization.

5.9 **Compliance with laws**. Each Party shall comply with all applicable laws and regulations concerning their activities under or in relation to this Agreement.

ARTICLE 6
SALES AND MARKETING

6.1 **Sales Literature.** Materials of any kind including but not limited to print, electronic, web, press releases or any other form of media that use or refer to the Herdwhistle™ System, A4 trade names or A4's logo's require approval in writing by A4 prior to being publicly released. UFA may distribute to potential Users any of the materials created by UFA with respect to the Herdwhistle™ System. Any such distributions will be at UFA's sole cost and expense. A4 shall, within five (5) Business Days, furnish to UFA to the extent available all sales literature pertaining to the Herdwhistle™ System as UFA, acting reasonably, may request.

6.2 **Advertising**.

(a) UFA may advertise in the manner and to the extent as may be required to keep potential Users of the Herdwhistle™ System adequately informed on the availability of the Herdwhistle™ System. The advertisements shall make reference to A4 and will utilize A4's logos, trademarks or trade names, copies of which are included on Schedule "E" hereto.

(b) A4 may use the UFA marks and logos as shown in Schedule "F" in connection with the marketing, advertising and promotional activities for the Herdwhistle™ System (and, in particular, with respect to its obligations under Section 6.3) within the Exclusive Territory

during the Term of this Agreement. All such use shall be consistent with the guidelines set out in Schedule "F".

6.3 **Herdwhistle™ System Development Requirements**. From time to time Users in the Exclusive Territory may request additional Herdwhistle™ System features which may require software development. If such a request is made to UFA, it will document the request in writing and provide the same to A4 as soon as reasonably possible, but no later than thirty (30) days of receiving such request. A4 will review requests and may in its sole discretion choose to develop these features or functions. Feature development that is accepted will be put on a project list and prioritized. Projected timelines to complete will be communicated to UFA or User and A4 will use its best efforts to complete the project with the priority that A4 establishes.

6.4 **Sales Funnel**. During the Initial Term and any Renewal Term, as applicable, A4 will direct all potential Users of the HerdWhistle™ System in the Exclusive Territory to UFA as its exclusive reseller, and in accordance with all applicable privacy laws, will provide to UFA the relevant business contact information within five (5) Business Days.

ARTICLE 7
SUPPLY OF HERDWHISTLE™ SYSTEM TO USERS

7.1 **New User**. After determining that a New User desires to install and utilize a Herdwhistle™ System, UFA shall notify A4 and request that such Products be built.

7.2 **Sales Terms and Conditions**. Subject to any limitations described herein, UFA may sell the Herdwhistle™ System on such terms and conditions as UFA deems necessary or advisable. UFA assumes all credit risk with respect to payment from its customers. For certainty, but without limitation, UFA shall not, without the prior written consent of A4 otherwise, make or give any promises, warranties, guarantees or representations concerning the Herdwhistle™ System.

7.3 **Product Installation and Herdwhistle™ System Operation**. UFA has the sole responsibility for all Product inventory, billing, accounts payable (including those to A4) and the collection of accounts receivable related to the sale or supply of the Herdwhistle™ System. Additionally, installation (including the cost of installation), hardware replacement, etc. will be performed by UFA. Professional Services will be performed by A4 and billed to either the User or UFA, at the direction of UFA.

7.4 **Financing of Products Sold to Users**. It is understood that UFA may look to provide financing to Users in connection with their purchase of the Herdwhistle™ System under terms agreed upon between UFA and the New User, but no financing of the Herdwhistle™ System will negatively impact the timing for when payments are due by UFA to A4 as set out in Sections 4.2(b) and 4.3(b).

7.5 **Termination of Herdwhistle™ System**. In the event that a User's use of the Herdwhistle™ System has been terminated, the Party who first becomes aware of such termination will inform the other Party without delay and will provide detailed information, to the best of that Party's knowledge, as to why the termination occurred.

7.6 **Products Labelling**. The Products are products of A4 and will be labelled with the logo of A4. The Products may be labelled with the logo of UFA if mutually agreed upon by both the Parties.

ARTICLE 8
LICENCING AGREEMENT

8.1 **Operation of Herdwhistle™ System**. In order for the Herdwhistle™ System to perform it requires both the Products and the Systems Quality Control (SQC)™ SaaS. UFA will be responsible for introducing New Users to A4 in order for the New User to utilize the Systems Quality Control (SQC)™ SaaS pursuant to a Licensing Agreement.

8.2 **Licencing Agreement**. The Herdwhistle™ System will be utilized by Users pursuant to the terms of a licence agreement (each a "**Licence Agreement**") entered into between A4 and each User. The standard form of License Agreement to be utilized for the Herdwhistle™ System is attached hereto as Schedule "C".

8.3 **Professional Services**. If UFA requests A4 to provide any Professional Services, A4 will charge UFA or the User, , as applicable, A4's usual and standard fees for Professional Services, as determined by A4, from time to time, for reference, the pricing as of the date hereof is as documented in the price list attached hereto as Schedule "B".

ARTICLE 9
PROCUREMENT OF PRODUCTS

9.1 **Procurement**. A4 has direct manufacturing relationships and will be responsible for all proper and timely procurement of the Products through its manufacturing relationships. A4 shall be responsible for all regulatory compliance costs payable in connection with the manufacture and sale of the Products.

ARTICLE 10
SERVICE OBLIGATIONS AND USER SUPPORT

10.1 **Support**. The Parties will furnish adequate personnel to provide the support to Users of the Herdwhistle™ System as further detailed in Schedule "D".

10.2 **Help Desk**. UFA acknowledges that service and support of the Herdwhistle™ System is a paramount requirement in order to earn and retain long-term Users. UFA will provide to Users in the Exclusive Territory a help desk which is available during times, and providing support to User requests, materially the same as the levels of service and support UFA provides in connection with other systems it sells to Users.

10.3 **Right to Inspect**. With reasonable notice A4 will have the right to inspect all UFA locations, during UFA's normal business hours, that sell the Herdwhistle™ System for purposes of providing service and support as reasonably necessary.

10.4 **Herdwhistle™ System Warranty**. If within One (1) year from proper installation of the Herdwhistle™ System and execution of a Licensing Agreement with a User, the Herdwhistle™ System does not Perform as Intended, A4 will use its best efforts to remedy the issue, and if following such efforts A4 is unable to make a Herdwhistle™ System Perform as Intended it must, at the option of UFA, reimburse UFA for the cost paid to A4 for the Products purchased by such User and, if applicable, return any Commissions paid to A4 in connection with the same. Notwithstanding Section 7.3, if a Herdwhistle™ System does not Perform as Intended and A4 is

required to remedy the issue in accordance with this Section 10.4, A4 will replace such defective Products and install new Products at no additional cost to UFA or the User, as applicable.

ARTICLE 11
TITLE AND OWNERSHIP OF TECHNOLOGY

11.1 A4 Title and Ownership of Technology. UFA acknowledges that:

(a) in being granted the right to sell the Herdwhistle™ System, UFA does not hereby acquire any rights of title in or to the Technology or any reproductions thereof, or any patent, trademark or copyrights relating thereto;

(b) except for the exclusive grant set out in Section 2.1 hereof, nothing contained herein shall be construed to restrict the right of A4 to grant a license or any rights in the Technology to other parties;

(c) the Technology shall be and remain the sole and exclusive property of A4, and any physical or electronic reproductions of any part of the Technology shall be part of the Technology for the purpose of this Agreement; and

(d) all data and information furnished by A4 and processed on UFA's computer systems in relation to the Technology shall remain the property of A4.

11.2 Restriction on Use. Except as may be otherwise explicitly provided in this Agreement, UFA shall not, in any manner whatsoever, without the prior written consent of A4:

(a) copy, modify, alter, disassemble, reverse engineer, reverse assemble, reverse compile, transcribe, make derivative works, translations or adaptations, transfer electronically over a computer network system or otherwise part with possession, display, loan, assign, mortgage, charge or otherwise grant a security interest in, license or sub-license, in whole or in part, temporarily or permanently (whether by sale, exchange, gift, operation of law or otherwise) the Technology, Confidential Information or any component thereof;

(b) use the Technology in any manner other than as reasonably required to sell the Herdwhistle™ System;

(c) use the Technology or Confidential Information for any purpose not related to providing the services under this Agreement;

(d) knowingly interfere with anything which is designed to technically protect against copying the Technology;

(e) knowingly permit the use of the Technology by anyone, other than Users, not subject to the confidentiality provisions of this Agreement; or

(f) alter, remove or destroy any copyright, trade secret or other proprietary markings or confidentiality legends or notices placed upon or contained within the Technology.

11.3 Improvements and Inventions. A4 will own exclusively all rights to any improvements or inventions related to A4's current and future Herdwhistle™ System and Products developed as a

result of activities covered by this Agreement. However, this clause will not preclude UFA's rights to any new product or innovation developed by UFA related to livestock operations outside of the scope of the Herdwhistle™ System.

ARTICLE 12
PROTECTION OF CONFIDENTIAL INFORMATION

12.1 **Definition**. Each of the Parties, pursuant to performing its obligations under this Agreement, may be exposed to various trade secrets and confidential information of the other Party, including, but not limited to, Personal Information, inventions, discoveries, customer lists, pricing and marketing information and the like ("**Confidential Information**").

12.2 **Maintenance of Information**. Each of the Parties acknowledges that the Confidential Information of the other Party is of substantial proprietary value to that other Party. Each of the Parties agree that the Confidential Information of the other Party shall be kept in the strictest confidence, and shall not, without the prior written consent of the subject other Party, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of the Confidential Information. The Parties agree not to use the Confidential Information of the other Party for its own benefit, or for that of others, except as is necessary for the performance of its obligations under this Agreement. Each of the Parties agree not to disclose to others the Confidential Information of the other Party except with the prior written consent of the subject other Party. The obligations of each Party not to use or to disclose Confidential Information shall survive the termination of this Agreement.

12.3 **Disclosures Required by Subpoena, Decree or Order**. If either Party receives a request to disclose all or any part of the Confidential Information of the other Party under the terms of a valid and effective subpoena, decree or order issued by a court of competent jurisdiction or by a governmental body, each Party hereby agrees to, and agrees to cause its Affiliates to:

(a) immediately notify the other Party of the existence, terms and circumstances surrounding the request, so that the other Party may seek an appropriate protective order or waive the Party's compliance with the provisions of this Agreement (and, if the other Party seeks an order, to provide such cooperation as the other Party shall request); and

(b) if disclosure of the Confidential Information is required in the written opinion of legal counsel to both Parties exercise such Party's best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information that the other Party so designates.

12.4 **Certain Remedies**. UFA and A4 hereby agree that the breach of this Article 12 would cause either Party irreparable harm for which money damages would not be adequate compensation. If either Party or any of its Affiliates breaches or threatens a breach of the provisions of this Article 12, the other Party shall be entitled to an injunction restraining such Party from violating the provisions without the necessity of posting a bond therefor.

12.5 **Personal Information**. The Parties covenant and agree:

(a) to only collect, use or disclose Personal Information for purposes that a reasonable person would consider are appropriate in the circumstances and to conduct its activities with respect to Personal Information in accordance with applicable law;

(b) where Personal Information is disclosed by or on behalf of a Party (the "**Disclosing Party**") to the other Party (the "**Receiving Party**"), to: (A) use and disclose such Personal Information only for those purposes authorized by the Disclosing Party, (B) at the request and option of the Disclosing Party return or cause to be returned, or destroy or cause to be destroyed, such Personal Information; (C) promptly advise the Disclosing Party of any request by an individual to access, correct or otherwise challenge the accuracy of such Personal Information, or any other communication received by the Receiving Party in respect of such Personal Information, including, without limitation, any withdrawal or variation of consent by an individual, and to work, in a timely manner, with the Disclosing Party to respond to such requests (which response shall be first approved by the Disclosing Party), including without limitation, by providing access to, correcting, and ceasing to use, or disclose, such Personal Information as requested by such individual; (D) use all reasonable efforts to protect and safeguard such Personal Information including, without limitation, to protect such Personal Information from loss or theft, or unauthorized access disclosure, copying, use, modification, disposal or destruction and promptly advise the Disclosing Party should any such loss, theft or unauthorized activity occur; (E) only disclose such Personal Information to a Third Party with the prior written consent of the Disclosing Party; and (F) only use, disclose, process, store or enable access to such Personal Information in Canada or such other jurisdictions as the Disclosing Party may approve in writing from time to time; and

(c) where Personal Information is disclosed by the Disclosing Party, to only provide Personal Information to the Receiving Party where the Disclosing Party has the legal right to do so, having complied with its own privacy policies and all applicable law.

ARTICLE 13
SHIPMENTS AND PASSAGE OF TITLE

13.1 Each Party shall be responsible for all duties, customs, levies and taxes including, without limitation, federal and provincial taxes, levied against them.

13.2 A4 shall pack and label the Products for shipment in accordance with the applicable laws and all regulations thereunder.

13.3 UFA shall arrange for the delivery of all ordered Products from A4's factory in Calgary, Alberta to UFA at such address specified by UFA from time to time (the "**Delivery Address**"). Each Product shall remain at A4's risk until such Product is received by UFA at the Delivery Address. Upon receipt of a Product by UFA, all risk for that Product shall transfer to UFA. For certainty, '*receipt*' of Product by UFA shall occur when the subject Product is accepted by UFA at the Delivery Address after UFA has had a reasonable opportunity to inspect the subject Products. If, upon such inspection, UFA determines that any Products are damaged or defective, A4 shall be responsible for replacing such damaged or defective Products (including all shipping costs related thereto) at no cost to UFA.

13.4 UFA shall submit written purchase orders to A4 and A4 shall, except as A4 otherwise notifies UFA in writing within five (5) Business Days of receiving an order from UFA, deliver to the Delivery Address that number of Products ordered by the UFA within ninety (90) days of receipt of that subject order.

13.5 Except as expressly agreed by A4 and UFA in writing from time to time, UFA shall be responsible for obtaining all consents and permits required by the respective governments in order to import the Products into such jurisdictions where the Products are to be delivered. Notwithstanding the foregoing, if A4 is aware of any such required consents or permits, it shall notify UFA in writing of such requirements as soon as reasonably possible.

ARTICLE 14
NO WARRANTIES

14.1 A4 MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR IS THERE ANY OTHER EXPRESS OR IMPLIED WARRANTY EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT UNDER NO CIRCUMSTANCES SHALL EITHER A4 BE LIABLE TO UFA NOR SHALL UFA BE LIABLE TO A4 FOR ANY CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO LOST REVENUE OR PROFIT, OR HARM TO GOODWILL OR BUSINESS REPUTATION WHETHER BASED ON NEGLIGENCE, BREACH OF CONTRACT OR STRICT LIABILITY AND REGARDLESS OF WHETHER UFA OR A4, AS APPLICABLE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ARTICLE 15
REPRESENTATIONS, WARRANTIES AND COVENANTS OF UFA

UFA represents and warrants to the A4 that the following are true and correct as of the date hereof:

15.1 **Organization and Authority**. UFA is a body corporate duly organized, validly existing and in good standing under the laws of Alberta and has all requisite corporate and governmental power and authority to conduct its business as currently conducted by it. UFA has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The individual signing this Agreement on behalf of UFA represents and warrants that he has all necessary authority to sign this Agreement.

15.2 **Execution and Delivery**. The execution and delivery of this Agreement by UFA and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by UFA and constitutes a legal, valid and binding obligation of UFA enforceable against it in accordance with its terms, except as the enforceability may be limited by or subject to: (a) any Bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law).

ARTICLE 16
REPRESENTATIONS AND WARRANTIES OF A4

A4 represents and warrants to UFA that the following are true and correct as of the date hereof:

16.1 **Organization and Authority**. The A4 is a body corporate duly organized, validly existing and in good standing under the laws of Alberta and has all requisite corporate and governmental power

and authority to conduct its business as currently conducted and to own and operate the Products. A4 has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The individual(s) signing this Agreement on behalf of A4 represents and warrants that he has all necessary authority to sign this Agreement.

16.2 Execution and Delivery. The execution and delivery of this Agreement by A4 and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the A4 and constitutes a legal, valid and binding obligation of A4 enforceable against it in accordance with its terms, except as the enforceability may be limited by or subject to: (a) any Bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law).

16.3 Title and Product Warranty. A4 is and shall be the legal and beneficial owner of all Products purchased hereunder at the time of delivery thereof to UFA and UFA shall acquire good and valid title in and to the Products purchased hereunder free and clear of all liens and encumbrances. A4 further represents and warrants that all Products will be manufactured in accordance with published specifications (or such other specification agreed in writing by the Parties from time to time) and **with the exception of the Ear Tags that have no warranty of any kind**, will be free from defects in material or workmanship under normal use and service for a period of ONE (1) year from the date of installation and activation at a User's site. In addition, A4 represents and warrants that all Products purchased under this Agreement:

(a) shall be new, unless otherwise expressly permitted hereunder; and

(b) shall be safe and appropriate for the purposes for which Products of that kind are normally used.

16.4 Professional Services. If Professional Services are provided by A4 pursuant to the terms hereof, such Professional Services shall be performed in a professional, careful, diligent, expeditious, prudent, conscientious and workmanlike manner in accordance with all applicable laws and industry standards using only qualified, skillful and careful workers.

16.5 No Infringement of Intellectual Property Rights. The performance of A4 of its obligations hereunder, and the use of the Herdwhistle^{TM} System for its intended purpose, shall not violate, misuse, misappropriate or infringe the intellectual property rights or any other property or rights of any Person.

ARTICLE 17
GENERAL

17.1 Indemnity; Limitation on Damages.

(a) **Indemnity by UFA**. UFA shall indemnify and hold A4 harmless from and against any and all losses, liabilities, lawsuits, claims, actions, expenses, costs, judgments or other damages (including reasonable solicitor fees) (collectively the "**Liabilities**") to the extent that such Liabilities arise from (i) any breach of the representations, warranties or covenants made by UFA hereunder or (ii) the negligence or wilful misconduct of UFA or any of its employees or agents in connection with the exercise and performance of UFA's

rights and obligations under this Agreement.

(b) **Indemnity by A4**. A4 shall indemnify and hold UFA harmless from and against any and all Liabilities to the extent that such Liabilities arise from (i) any breach of the representations, warranties or covenants made by A4 hereunder; (ii) the negligence or wilful misconduct of A4 or any of its employees or agents in connection with the exercise and performance of A4's rights and obligations under this Agreement; or (iii) a Third Party claim that the Herdwhistle™ System infringes upon that Third Party's intellectual property or information rights.

17.2 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and enure to the benefit of A4 and UFA and their respective successors and assigns. Notwithstanding the foregoing, UFA may assign this Agreement to any of its Affiliates by providing A4 with reasonable prior notice of such assignment.

17.3 Subcontractors. A4 may not engage any Third Party to perform any of its obligations under this Agreement or the License Agreement (including, for certainty, the "Services" as defined thereunder) without the prior written consent of UFA, which consent shall not be unreasonably withheld.

17.4 Force Majeure. Neither Party shall be held liable for loss, damage or failure to perform its obligations under this Agreement or be deemed to be in breach of this Agreement if its failure to perform any obligation hereunder results from any act or omission of the other Party or from any delay or default due to any contingency beyond such Party's control preventing performance hereunder, including war (whether declared or undeclared), acts of God, pandemics, epidemics, export, shipping or remittance restrictions, strikes, lockouts, shortage of raw materials, delays or defaults caused by carriers, acts made in compliance with any law, regulation or order (whether valid or invalid) of any governmental body of the United States of America or Canada, governmental seizure, control or rationing.

17.5 Waivers. Any waiver of any provision of this Agreement must be in writing, executed by the Party waiving its rights hereunder or the obligations of the other Party hereunder. The failure of a Party to insist in any one or more cases upon the strict performance of any of the provisions of this Agreement, or to exercise any right, remedy or option herein contained, shall not be construed as a waiver of the provision, right, remedy or option of the case or similar cases.

17.6 Press Releases and Announcements. Neither A4 nor UFA shall make any public announcement concerning the transactions contemplated by this Agreement without the other Party's prior written approval, except as may be required by law, applicable securities regulations or stock exchange rules. Where such an announcement is required, the Party required to make the announcement will, to the extent permitted, inform the other Party of the contents of the proposed announcement and will make reasonable efforts to obtain the other Party's approval for the announcement, which approval may not be unreasonably withheld or delayed.

17.7 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party to this Agreement.

17.8 Severability of Provisions. If any term or other provision of this Agreement or portion thereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other

conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon the determination that any term or other provision or portion thereof is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17.9 **Notices**. Any notice, request, instruction or other document to be given hereunder by a Party to the other Party shall be in writing and delivered personally, by email, via facsimile (with receipt confirmed), by recognized international courier service (with receipt confirmed), or by registered or certified mail, postage prepaid,

(a) if to A4, to

A4 Systems Corporation
Suite #130, 3510 29 Street Northeast
Calgary, AB T1Y 7E5
Email: rcarleton@a4.systems
Facsimile: N/A
Attention: Robert Carleton, Chief Operating Officer

(b) if to UFA, to

Suite 700, 4838 Richard Road SW
Calgary, Alberta, Canada T3E 6L1
Attention: Rob Giguere, Vice President, Commercial Agribusiness
Email: Rob.Giguere@ufa.com
Fax: (403) 570-4007

With a copy to:
Attention: Kendall W. Waiting, General Counsel
Email: Kendall.Waiting@ufa.com

or to such other address, facsimile number or email and to the attention of such other person(s) as either Party may designate by written notice.

17.10 **Entire Agreement**. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the Parties. In case of a conflict between this Agreement and a purchase order issued hereunder, the terms of this Agreement shall govern unless the Parties agree otherwise in writing.

17.11 **Governing Law and Jurisdiction.** This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Alberta and the applicable laws of Canada applicable thereto. Each of the Parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in the judicial district of Calgary.

17.12 Time of the Essence. The Parties agree that time is of the essence in the performance of this Agreement.

17.13 Currency. All references to dollars in this Agreement are to Canadian dollars, unless otherwise specified in this Agreement.

17.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or electronic copy of this Agreement and such copy shall be legally effective to create a valid and binding agreement between the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written, by their duly authorized officers or representatives.

A4 SYSTEMS CORPORATION

Per: [redacted]

Name: Patrick Charest
Title: Chief Executive Officer

UNITED FARMERS OF ALBERTA CO-OPERATIVE LIMITED

Per: [redacted]

Name: Rob Giguere
Title: Vice President Commercial Agribusiness

Per: ____________________

Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written, by their duly authorized officers or representatives.

A4 SYSTEMS CORPORATION

Per: [redacted]

Name: Patrick Charest
Title: Chief Executive Officer

UNITED FARMERS OF ALBERTA CO-OPERATIVE LIMITED

Per: [redacted]

Name: Rob Giguere

Per: [redacted]

Title: Executive Vice President + Chief Financial Officer

SCHEDULE "A"

PRODUCTS

A4's Products applicable to this Agreement are listed below.

PRODUCTS

1. A4 Black Box™ – hardware product designed to be compatible with any form of input or sensor to simplify acquisition from various technologies.

2. Sensors (water trough antennas, feed bunk antennas and weather station)- A4 developed physical devices capable of collecting inputs and communicating with other similar devices and/or with the A4 Black Box™(s), as applicable.

3. Ear Tags – RFID ear tags capable of being read by Sensors.

SCHEDULE "B"

PRICING LIST

PRODUCTS

1. Ear Tags – $1.00 each.

2. Antennas (water trough antennas and feed bunk antennas) – $80.00 per metre.

3. A4 Black Box™ – $1,500.00 each.

4. Weather Station - $1,500 each.

COMMISSIONS

1. For the first (1st) New User, Systems Quality Control (SQC)™ SaaS:
   (a) UFA receives no commission for the first (1st) year and then receives thirty percent (30%) of the fee per head of cattle per month thereafter; and
   (b) A4 receives no Commission for the first (1st) year and then receives seventy percent (70%) of the fee per head of cattle per month thereafter.

2. For the second (2nd) New User, Systems Quality Control (SQC)™ SaaS:
   (a) UFA receives no commission for the first nine (9) months and then receives thirty percent (30%) of the fee per head of cattle per month thereafter; and
   (b) A4 receives no Commission for the first nine (9) months and then receives seventy percent (70%) of the fees per head of cattle per month thereafter.

3. For the third (3rd) New User, Systems Quality Control (SQC)™ SaaS:
   (a) UFA receives no commission for the first six (6) months and then receives thirty percent (30%) of the fee per head of cattle per month thereafter; and
   (b) A4 receives no Commission for the first six (6) months and then receives seventy percent (70%) of the fees per head of cattle per month thereafter.

4. For each New User thereafter, Systems Quality Control (SQC)™ SaaS:
   (a) UFA receives thirty percent (30%) of the fee per head of cattle per month; and
   (b) A4 receives seventy percent (70%) of the fee per head of cattle per month.

For certainty, UFA's right to receive the Commissions as set out above will not be affected by any Service Credit (as such term is defined in the License Agreement) A4 is required to issue to a User in accordance with the terms and conditions of the License Agreement. If a Service Credit is issued, UFA shall be entitled to set off the Commission that would have otherwise been payable to UFA against any amounts UFA owes to A4.

PROFESSIONAL SERVICES

1.	Systems Team Lead	$250 / hour
2.	Senior Systems Developer	$225 / hour
3.	Junior Systems Developer	$125 / hour
4.	Business Process Analyst	$175 / hour
5.	Senior Data Analyst	$300 / hour

6.	Junior Data Analyst	$150 / hour
7.	CAD Engineer	$175 / hour
8.	Project Management	$150 / hour
9.	Per Diem (as applicable)	$295 / day
10.	Travel Expenses (Airfare / Vehicles)	Actual + 15%
11.	Systems Integration Technician	$150 / hour

SCHEDULE "C"

LICENCE AGREEMENT

(see attached)

Software as a Service Agreement

This Software as a Service (SaaS) Agreement (this "**Agreement**"), effective as of [DATE] (the "**Effective Date**"), is by and between **A4 SYSTEMS CORPORATION**, an Alberta Corporation with offices located at **3510 29 Street Northeast #130, Calgary, AB T1Y 7E5** ("**Provider**") and [CUSTOMER NAME], [a/an] [JURISDICTION OF INCORPORATION OR FORMATION] [corporation/limited partnership] with offices located at [ADDRESS] ("**Customer**"). Provider and Customer may be referred to herein collectively as the "**Parties**" or individually as a "**Party**."

WHEREAS, Provider provides access to the Services to its customers;

AND WHEREAS, Customer desires to access the Services, and Provider desires to provide Customer access to the Services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

(a) "**A4 Black Box™**" means the hardware product designed to be compatible with any form of input or Sensor to simplify acquisition from various technologies.

(b) "**A4 Products**" means those products described in Exhibit A and required to offer the Services.

(c) "**Aggregated Statistics**" means data, information and other content that is derived by, through or related to Customer's use of the Services from Processing Customer Data that is used by Provider in an aggregate and anonymized manner, including to compile statistical and performance information related to the provision and operation of the Services but, for certainty, does not include any data, information or other content that could be used to identify the Customer or any Authorized User.

(d) "**Authorized Distributor**" means, for purposes of this Agreement, United Farmers of Alberta Co-operative Limited.

(e) "**Authorized User**" means Customer's employees, consultants, contractors, and agents (i) who are authorized by Customer to access and use the Services under the rights granted to Customer pursuant to this Agreement; and (ii) for whom access to the Services has been purchased hereunder.

(f) "**Available**" means the Services are available for access and use by Customer and its Authorized Users over the internet.

(g) "**Availability Requirement**" has the meaning set forth in Section 4(a).

(h) "**Confidential Information**" has the meaning set forth in Section 6.

(i) "**Customer Data**" means, other than Aggregated Statistics, information, data, and other content, in any form or medium, that is submitted, posted, or otherwise transmitted by or on behalf of Customer or an Authorized User through the Services.

(j) "**Customer Failure**" has the meaning set forth in Section 3(d).

(k) "**Documentation**" means Provider's user manuals, handbooks, and guides relating to the Services provided by Provider to Customer either electronically or in hard copy form/end user documentation relating to the Services available at **herdwhistle.com/support/user-manual-library.**

(l) "**Exceptions**" has the meaning set forth in Section 4(b).

(m) "**Feedback**" has the meaning set forth in Section 7(c).

(n) "**Fees**" has the meaning set forth in Section 5(a).

(o) "**Force Majeure Event**" has the meaning set forth in Section 12(d).

(p) "**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any federal, provincial, territorial, municipal, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

(q) "**Initial Term**" has the meaning set forth in Section 11(a).

(r) "**Losses**" has the meaning set forth in Section 9(a)(i).

(s) "**Notice**" has the meaning set forth in Section 12(c).

(t) "**Perform as Intended**" means:

(i) in respect of the A4 Products, the Sensors will collect weather data and RFID ear tag data through eating, drinking and movement behaviours and transmit the data to the applicable A4 Black Box™, and

(ii) in respect of the Services, the Systems Quality Control (SQC)™ SaaS will analyze the data in order to develop and provide trend reporting by identifying baselines and outliers to distinguish between normal and abnormal behaviours.

(u) "**Personal Information**" means any information about an identifiable individual but does not include business contact information (such as, an individual's name, title, business address, business phone and fax number) when such information is collected, used or disclosed for the purpose of contacting such individual in their capacity as a representative of an organization.

(v) "**Process**" means to take any action or perform any operation or set of operations that the Services are capable of taking or performing on any data, information or other content, including to collect, receive, input, upload, download, record, reproduce, store, organize, compile, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate or make other derivative works or improvements, process, retrieve, output, consult, use, perform, display, disseminate, transmit, submit, post, transfer, disclose or otherwise provide or make available, or block, erase or destroy, and "Processing" and "Processed" have correlative meanings.

(w) "**Provider IP**" means the Services, the Documentation, and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property provided to Customer or any Authorized User in connection with the foregoing. For the avoidance of doubt, Provider IP includes Aggregated Statistics and any information, data, or other content derived from Provider's monitoring of Customer's access to or use of the Services, but does not include Customer Data or any data, information or other content that could be used to identify the Customer.

(x) "**Renewal Term**" has the meaning set forth in Section 11(a).

(y) "**Scheduled Downtime**" has the meaning set forth in Section 4(d).

(z) "**Sensors**" means the Provider developed physical devices capable of collecting inputs and communicating with other similar devices and/or with the A4 Black Box™(s), as applicable.

(aa) "**Service Level Failure**" means a material failure of the Services to meet the Availability Requirement.

(bb) "**Service Period**" has the meaning set forth in Section 4(a).

(cc) "**Service Suspension**" has the meaning set forth in Section 2(e).

(dd) "**Services**" means the software-as-a-service offering described in Exhibit A.

(ee) "**Subcontractors**" has the meaning set forth in Section 2(h).

(ff) "**Support Pricing**" has the meaning set forth in Section 4(e).

(gg) "**Support Services**" has the meaning set forth in Section 4(e).

(hh) "**Term**" has the meaning set forth in Section 11(a).

(ii) "**Third-Party Claim**" has the meaning set forth in Section 9(a)(i).

2. Access and Use.

(a) Provision of Access. Subject to and conditioned on Customer's payment of Fees and compliance with all other terms and conditions of this Agreement, Provider hereby grants Customer a non-exclusive, non-transferable (except in compliance with Section 12(j)) right to access and use the Services during the Term, solely for use by Authorized Users in accordance with the terms and conditions herein. Such use is limited to Customer's internal use. Provider shall provide to Customer the necessary passwords and network links or connections to allow Customer to access the Services.

(b) Documentation Licence. Subject to the terms and conditions contained in this Agreement, Provider hereby grants to Customer a non-exclusive, non-sublicenseable, non-transferable (except in compliance with Section 12(j)) licence to use the Documentation during the Term solely for Customer's internal business purposes in connection with its use of the Services.

(c) Use Restrictions. Customer shall not use the Services for any purposes beyond the scope of the access granted in this Agreement. Customer shall not at any time, directly or indirectly, and shall not permit any Authorized Users to: (i) copy, modify, or create derivative works of the Services or Documentation, in whole or in part; (ii) rent, lease, lend, sell, license, sublicense, assign, distribute, publish, transfer, or otherwise make available the Services or Documentation; (iii) reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to any software component of the Services, in whole or in part; (iv) remove any proprietary notices from the Services or Documentation; or (v) use the Services or Documentation in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of any person, or that violates any applicable Law.

(d) Reservation of Rights. Provider reserves all rights not expressly granted to Customer in this Agreement. Except for the limited rights and licences expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to Customer or any third party any intellectual property rights or other right, title, or interest in or to the Provider IP.

(e) Suspension. Notwithstanding anything to the contrary in this Agreement, Provider may temporarily suspend Customer's and any Authorized User's access to any portion or all of the Services if: (i) Provider reasonably determines that (A) there is a threat or attack on any of the Provider IP, (B) Customer's or any Authorized User's use of the Provider IP disrupts or poses a security risk to the Provider IP or to any other customer or vendor of Provider, (C) Customer, or any Authorized User, is using the Provider IP for fraudulent or illegal activities, (D) subject to applicable Law, Customer has ceased to continue its business in the ordinary course, made an assignment for the benefit of creditors or similar

disposition of its assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution, or similar proceeding, or (E) Provider's provision of the Services to Customer or any Authorized User is prohibited by applicable Law; (ii) any vendor of Provider has suspended or terminated Provider's access to or use of any third-party services or products required to enable Customer to access the Services; or (iii) in accordance with Section 5(a) (any such suspension described in subclause (i), (ii), or (iii), a "**Service Suspension**"). Provider shall use commercially reasonable efforts to provide written notice of any Service Suspension to Customer and to provide updates regarding resumption of access to the Services following any Service Suspension. Provider shall use commercially reasonable efforts to resume providing access to the Services as soon as reasonably possible after the event giving rise to the Service Suspension is cured. Other than in respect of Subsection 2(e)(ii) above, Provider will have no liability for any damage, liabilities, losses (including any loss of data or profits), or any other consequences that Customer or any Authorized User may incur as a result of a Service Suspension.

(f) Aggregated Statistics. Notwithstanding anything to the contrary in this Agreement, Provider may monitor Customer's use of the Services and collect and compile Aggregated Statistics. As between Provider and Customer, all right, title, and interest in Aggregated Statistics, and all intellectual property rights therein, belong to and are retained solely by Provider. Customer acknowledges that Provider may compile Aggregated Statistics based on Customer Data input into the Services. Customer agrees that Provider may (i) make Aggregated Statistics publicly available in compliance with applicable Law, and (ii) use Aggregated Statistics to the extent and in the manner permitted under applicable Law.

(g) Changes. Provider reserves the right, in its sole discretion, to make any changes to the Services that it deems necessary or useful to: (a) maintain or enhance: (i) the quality or delivery of Provider's services to its customers; (ii) the competitive strength of or market for Provider's services; or (iii) the cost efficiency or performance of the Services; or (b) to comply with applicable Law.

(h) Subcontractors. Provider may, from time to time, in its discretion engage third parties to perform the Services (each, a "**Subcontractor**").

3. Customer Responsibilities.

(a) General. Customer is responsible and liable for all uses of the Services and Documentation resulting from access provided by Customer, directly or indirectly, to any person, whether such access or use is permitted by or in violation of this Agreement. Without limiting the generality of the foregoing, Customer is responsible for all acts and omissions of Authorized Users, and any act or omission by an Authorized User that would constitute a breach of this Agreement if taken by Customer will be deemed a breach of this Agreement by Customer. Customer shall use commercially reasonable efforts to make all Authorized Users aware of this Agreement's provisions as applicable to such Authorized User's use of the Services and shall use commercially reasonable efforts to cause Authorized Users to comply with such provisions.

(b) A4 Products. The proper installation and maintenance of the A4 Products is required for the Provider to offer the Services to the Customer. Customer shall permit the Authorized Distributor and/or A4 access to its premises to install and maintain the A4 Products.

(c) Customer Cooperation. Customer shall at all times during the Term: (a) provide Provider and/or Authorized Distributor personnel with such access to Customer's premises and A4 Products as is necessary for Provider to perform the Services in accordance with the Availability Requirement; and (b) provide all cooperation and assistance as Provider may reasonably request to enable Provider to exercise its rights and perform its obligations under and in connection with this Agreement.

(d) Effect of Customer Failure or Delay. Provider is not responsible or liable for any delay or failure of performance caused in whole or in part by Customer's delay in performing, or failure to perform, any of its obligations under this Agreement (each, a "**Customer Failure**").

4. Service Levels and Support.

(a) Service Levels. Subject to the terms and conditions of this Agreement, Provider will use commercially reasonable efforts to make the Services Available at least ninety-nine percent (99%) of the time as measured over the course of each calendar quarter during the Term (each such calendar quarter, a "**Service Period**"), excluding unavailability as a result of any of the Exceptions described below in Section 4(b) (the "**Availability Requirement**").

(b) Calculating Service Levels. For purposes of calculating the Availability Requirement, the following are "**Exceptions**" to the Availability Requirement, and neither the Services will be considered un-Available nor any Service Level Failure be deemed to occur in connection with any failure to meet the Availability Requirement or impaired ability of Customer or its Authorized Users to access or use the Services that is due, in whole or in part, to any:

(i) act or omission by Customer or any Authorized User;

(ii) Customer Failure;

(iii) internet connectivity of Customer or its Authorized User;

(iv) Force Majeure Event;

(v) failure, interruption, outage or other problem with any software, hardware, system, network, facility, electrical grid, or other matter not supplied by Provider under this Agreement;

(vi) unplanned emergency maintenance and other events outside the Provider's control;

(vii) Scheduled Downtime;

(viii) Disabling, suspension or termination of the Services under Section 2(e); or

(ix) a failure to pay Fees in accordance with Section 5(a)(iii).

(c) Service Level Failures and Remedies. In the event of a Service Level Failure, Provider shall issue a credit to Customer in an amount proportionate to the amount of time in such Service Period that the Service Level Failure occurred (each, a "**Service Credit**"), subject to the following:

(i) Provider has no obligation to issue any Service Credit unless (i) Customer reports the Service Level Failure to Provider as soon as commercially reasonable upon becoming aware of it; and (ii) Customer requests such Service Credit in writing within ten (10) days of the Service Level Failure; and

(ii) in no event will a Service Credit for any Service Period exceed the total Fees that would be payable for that Service Period if no Service Level Failure had occurred.

Any Service Credit payable to Customer under this Agreement will be issued to Customer in the calendar month following the Service Period in which the Service Level Failure occurred. This Section 4(c) sets forth Provider's sole obligation and liability, and Customer's sole remedy, for any Service Level Failure.

(d) Scheduled Downtime. Provider will use commercially reasonable efforts to give Customer at least 72 hours prior notice of all scheduled outages of the Services (the "**Scheduled Downtime**").

(e) Support. The Provider, or Authorized Distributor (as applicable), makes available standard customer support services as further detailed in the attached Exhibit B (the "**Support Services**"), available

at the pricing levels then in effect, a current copy of which is included in the attached Exhibit B and available at **herdwhistle.com/support/support-services** (or a successor website address) (the "**Support Pricing**"). Provider may amend the Support Services and Support Pricing from time to time in its sole discretion. Customer may purchase Support Services at Provider's then current rates.

5. Fees and Payment.

(a) Fees. Customer shall pay the Authorized Distributor the fees ("**Fees**") as set forth in Exhibit A without any off-set, recoupment, counterclaim, deduction, debit or withholding for any reason (other than Service Credits issued under Section 4(c) or any deduction or withholding of tax as may be required by applicable Law). Customer shall make all payments hereunder in Canadian dollars on or before the due date set forth in Exhibit A. If Customer fails to make any payment when due, without limiting Provider's or Authorized Distributor's other rights and remedies: (i) Customer may be charged interest on the past due amount in accordance with Authorized Distributor's authorized credit and sale terms and conditions; (ii) Customer shall reimburse Provider and/or Authorized Distributor for all costs incurred by Provider and/or Authorized Distributor in collecting any late payments or interest, including legal fees, court costs, and collection agency fees; and (iii) if such failure continues for thirty (30) days or more, Provider may suspend Customer's and its Authorized Users' access to any portion or all of the Services until such amounts are paid in full.

(b) Fee Increases. Provider may increase Fees no more than once annually for any calendar year after the first calendar year of the Initial Term, including any calendar year of any Renewal Term, by providing written notice to Customer at least thirty (30) calendar days before the commencement of that calendar year and Exhibit A will be deemed amended accordingly.

(c) Taxes. All Fees and other amounts payable by Customer under this Agreement are exclusive of taxes and similar assessments. Customer is responsible for all harmonized sales tax (HST), provincial sales tax (PST), goods and services tax (GST), value added tax, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, provincial, territorial, or local governmental entity on any amounts payable by Customer hereunder, other than any taxes imposed on Provider's income.

(d) Payment. Customer shall pay all Fees on or before the due date set forth in Exhibit A. Customer shall make all payments hereunder in in accordance with the Authorized Distributor's authorized credit and sale terms and conditions. Customer shall make payments to the address or account specified in Exhibit A or such other address or account as Authorized Distributor may specify in writing from time to time.

(e) Auditing Rights and Required Records. Customer agrees to maintain complete and accurate records in accordance with generally accepted accounting principles during the Term and for a period of two (2) years after the termination or expiration of this Agreement with respect to matters necessary for accurately determining amounts due hereunder. Provider or Authorized Distributor may, at its own expense, on reasonable prior notice, periodically inspect and audit Customer's records with respect to matters covered by this Agreement, *provided that* if such inspection and audit reveals that Customer has underpaid Authorized Distributor with respect to any amounts due and payable during the Term, Customer shall promptly pay the amounts necessary to rectify such underpayment, together with interest in accordance with Section 5(a). Customer shall pay for the costs of the audit if the audit determines that Customer's underpayment equals or exceeds fifteen percent (15%) for any quarter. Such inspection and auditing rights will extend throughout the Term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement.

6. Confidential Information and Protection of Personal Information.

(a) From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, Personal Information, and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise

identified as "confidential" (collectively, "**Confidential Information**"). Confidential Information does not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (d) independently developed by the receiving Party. The receiving Party shall not disclose the disclosing Party's Confidential Information to any person or entity, except to the receiving Party's employees who have a need to know the Confidential Information for the receiving Party to exercise its rights or perform its obligations hereunder. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (i) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, *provided that* the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order; or (ii) to establish a Party's rights under this Agreement, including to make required court filings. On the expiration or termination of the Agreement, the receiving Party shall promptly return to the disclosing Party all copies, whether in written, electronic, or other form or media, of the disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed. Each Party's obligations of non-disclosure with regard to Confidential Information are effective as of the Effective Date and will expire ten (10) years from the date first disclosed to the receiving Party; *provided, however*, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable Law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable Law.

(b) The Provider covenants and agrees to only collect, use or disclose Personal Information for purposes that a reasonable person would consider are appropriate in the circumstances and to conduct its activities with respect to Personal Information in accordance with applicable law.

7. Intellectual Property Ownership; Feedback.

(a) Provider IP. Customer acknowledges that, as between Customer and Provider, Provider owns all right, title, and interest, including all intellectual property rights, in and to the Provider IP.

(b) Customer Data. Provider acknowledges that, as between Provider and Customer, Customer owns all right, title, and interest, including all intellectual property rights, in and to the Customer Data. Customer hereby grants to Provider a non-exclusive, royalty-free, worldwide licence to reproduce, distribute, and otherwise use and display the Customer Data and perform all acts with respect to the Customer Data as may be necessary for Provider to provide the Services to Customer, and a non-exclusive, perpetual, irrevocable, royalty-free, worldwide licence to reproduce, distribute, modify, and otherwise use and display Customer Data incorporated within the Aggregated Statistics.

(c) Feedback. If Customer or any of its employees or contractors sends or transmits any communications or materials to Provider by mail, email, telephone, or otherwise, suggesting or recommending changes to the Provider IP, including without limitation, new features or functionality relating thereto, or any comments, questions, suggestions, or the like ("**Feedback**"), Provider is free to use such Feedback irrespective of any other obligation or limitation between the Parties governing such Feedback. Customer hereby assigns to Provider on Customer's behalf, and on behalf of its employees, contractors and/or agents, all right, title, and interest in, and Provider is free to use, without any attribution or compensation to any party, any ideas, know-how, concepts, techniques, or other intellectual property rights contained in the Feedback, for any purpose whatsoever, although Provider is not required to use any Feedback.

8. Limited Warranty and Warranty Disclaimer.

(a) A4 Product Warranty. If within one (1) year from proper installation of the A4 Products, the A4 Products do not Perform as Intended, Provider will abide by the terms of the warranty provided to the Authorized Distributor and use its best efforts to remedy the issue, and if following such efforts Provider is

unable to make the A4 Product Perform as Intended it must replace such defective A4 Products and install new A4 Products at no additional cost to Customer.

(b) Services Warranty. Provider warrants that the Services will, when accessed and used in accordance with the Documentation, (i) Perform as Intended, and (ii) conform in all material respects to the service levels set forth in Section 4(a). Provider does not make any representations or guarantees regarding uptime or availability of the Services unless specifically identified in Section 4(a). The remedies set forth in Section 4 are Customer's sole remedies and Provider's sole liability under the limited warranty set forth in this Section 8(b).

(c) EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 8(a) AND SECTION 8(b), THE PROVIDER MAKES NO EXPRESS OR IMPLIED WARRANTY IN RESPECT OF THE A4 PRODUCTS OR THE SERVICES, INCLUDING ALL WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. Indemnification.

(a) Provider Indemnification.

(i) Provider shall indemnify, defend, and hold harmless Customer from and against any and all losses, damages, liabilities, costs (including reasonable legal fees) ("**Losses**") incurred by Customer resulting from any third-party claim, suit, action, or proceeding ("**Third-Party Claim**") that the A4 Products or the Services, or any use of the A4 Products or the Services in accordance with this Agreement, infringes or misappropriates such third party's intellectual property rights, patents, trade-marks, copyrights, or trade secrets, *provided that* Customer notifies Provider in writing of the claim within a commercially reasonable period of time, cooperates with Provider, and allows Provider sole authority to control the defense and settlement of such claim.

(ii) If a Third Party Claim is made or appears possible, Customer agrees to permit Provider, at Provider's sole discretion, to (A) modify or replace the applicable A4 Products or the Services, or component or part thereof, to make it non-infringing, or (B) obtain the right for Customer to continue use. If Provider determines that neither alternative is reasonably available, Provider may terminate this Agreement, in its entirety or with respect to the affected component or part, effective immediately on written notice to Customer.

(iii) This Section 9(a) will not apply to the extent that the alleged infringement arises from: (A) use of the A4 Products or Services in combination with data, software, hardware, equipment, or technology not provided by Provider or the Authorized Distributor or authorized by Provider in writing; (B) modifications to the A4 Products or Services not made by Provider or the Authorized Distributor; (C) Customer Data; or (D) any third party products used in the HerdWhistle™ System.

(b) Customer Indemnification. Customer shall indemnify, hold harmless, and, at Provider's option, defend Provider, its Subcontractors and the Authorized Distributor (the "**Provider Parties**") from and against any Losses resulting from any Third-Party Claim that the Customer Data, or any use of the Customer Data in accordance with this Agreement, infringes or misappropriates such third party's intellectual property rights and any Third-Party Claims based on Customer's or any Authorized User's (i) negligence or wilful misconduct; (ii) use of A4 Products or the Services in a manner not authorized by this Agreement; (iii) use of the A4 Products or the Services in combination with data, software, hardware, equipment or technology not provided by Provider or authorized by Provider in writing; or (iv) modifications to the A4 Products or the Services not made by Provider or Authorized Distributor, *provided that* Customer may not settle any Third-Party Claim against a Provider Party unless Provider consents to such settlement, and *further provided that* the Provider Party will have the right, at its option, to defend

itself against any such Third-Party Claim or to participate in the defence thereof by counsel of its own choice.

10. Limitations of Liability. THE PARTIES ACKNOWLEDGE THAT UNDER NO CIRCUMSTANCES SHALL PROVIDER BE LIABLE TO CUSTOMER FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO LOST REVENUE OR PROFIT, OR HARM TO GOODWILL OR BUSINESS REPUTATION WHETHER BASED ON NEGLIGENCE, BREACH OF CONTRACT OR STRICT LIABILITY AND REGARDLESS OF WHETHER PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11. Term and Termination.

(a) Term. The initial term of this Agreement begins on the Effective Date and, unless terminated earlier pursuant to this Agreement's express provisions, will continue in effect until one (1) year from such date (the "**Initial Term**"). This Agreement will automatically renew for additional successive one (1) year terms unless earlier terminated pursuant to this Agreement's express provisions or either Party gives the other Party written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term (each a "**Renewal Term**" and together with the Initial Term, the "**Term**").

(b) Termination. In addition to any other express termination right set forth in this Agreement:

(i) Provider may terminate this Agreement, effective on written notice to Customer, if Customer: (A) fails to pay any amount when due hereunder, and such failure continues more than thirty (30) days after Provider's delivery of written notice thereof; or (B) breaches any of its obligations under Section 2(c) or Section 6;

(ii) either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party materially breaches this Agreement, and such breach: (A) is incapable of cure; or (B) being capable of cure, remains uncured thirty (30) days after the non-breaching Party provides the breaching Party with written notice of such breach; or

(iii) either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party: (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) makes or seeks to make a general assignment for the benefit of its creditors; or (D) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, Customer shall immediately discontinue use of the Provider IP and, without limiting Customer's obligations under Section 6, Customer shall delete, destroy, or return all copies of the Provider IP and certify in writing to the Provider that the Provider IP has been deleted or destroyed. No expiration or termination will affect Customer's obligation to pay all Fees that may have become due before such expiration or termination, or entitle Customer to any refund.

(d) Survival. This Section 11(d) and Section 1, Section 5, Section 6, Section 7, Section 8(c), Section 9, Section 10, and Section 12 shall survive any termination or expiration of this Agreement. No other provisions of this Agreement survive the expiration or earlier termination of this Agreement.

12. Miscellaneous.

(a) Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter.

(b) Order of Precedence. In the event of any inconsistency between the statements made in the body of this Agreement, the related Exhibits, and any other documents incorporated herein by reference, the following order of precedence governs: (i) first, this Agreement, excluding its Exhibits; (ii) second, the Exhibits to this Agreement as of the Effective Date; and (iii) third, any other documents incorporated herein by reference.

(c) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "**Notice**") must be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the Party giving Notice from time to time in accordance with this Section). Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile or email (in each case, with confirmation of transmission) if sent during the addressee's normal business hours, and on the next business day if sent after the addressee's normal business hours; and (d) on the tenth day after the date mailed by certified or registered mail by the Canada Post Corporation, return receipt requested, postage prepaid.

(d) Force Majeure. In no event shall Provider be liable to Customer, or be deemed to have breached this Agreement, for any failure or delay in performing its obligations under this Agreement, if and to the extent such failure or delay is caused by any circumstances beyond Provider's reasonable control, including but not limited to acts of God, epidemics, pandemics, including the 2019 novel coronavirus disease (COVID-19) pandemic, flood, fire, earthquake, explosion, war, terrorism, invasion, riot or other civil unrest, strikes, labour stoppages or slowdowns or other industrial disturbances, or passage of law or any action taken by a governmental or public authority, including imposing an embargo (each, a "**Force Majeure Event**").

(e) Amendments and Modifications. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. Notwithstanding the aforementioned, this Section 12(e) does not apply to amendments to Fees and Support Services, for which Customers continued use of the Services or Support Services, as applicable, will be deemed acceptance of such amendments.

(f) Waiver. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, (i) no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, and (ii) no single or partial exercise of any right, remedy, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(g) Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h) Governing Law. This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein, without giving effect to any choice or conflict of law provision or rule

(whether of the Province of Alberta or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the Province of Alberta.

(i) Choice of Forum. Any legal suit, action, litigation, or proceeding of any kind whatsoever in any way arising out of, from or relating to this Agreement, including all statements of work, exhibits, schedules, attachments, and appendices attached to this Agreement, the services provided hereunder, and all contemplated transactions, shall be instituted in the courts of the Province of Alberta in the judicial district of Calgary, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, litigation, or proceeding. Service of process, summons, notice, or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action, litigation, or other proceeding brought in any such court. Each Party agrees that a final judgment in any such suit, action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(j) Assignment. Customer may not assign any of its rights or delegate any of its obligations hereunder, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Provider, which consent shall not be unreasonably withheld. Any purported assignment or delegation in violation of this Section will be null and void. No assignment or delegation will relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

(k) Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under Section 6 or, in the case of Customer, Section 2(c), would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

(l) Currency. All references to dollars in this Agreement are to Canadian dollars, unless otherwise specified in this Agreement.

(m) Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

A4 SYSTEMS CORPORATION	[CUSTOMER NAME]
By:____________________	By:____________________
Name: _________________	Name: _________________
Title: _________________	Title: _________________

EXHIBIT A

SERVICES AND FEES

Capitalized terms used but not defined in this Exhibit A have the meaning given to those terms in the Agreement.

A. DESCRIPTION OF SERVICES:

HerdWhistle™ System Overview

HerdWhistle™ is a unique tool that tracks and monitors certain key behaviours. HerdWhistle™ takes information from monitored animals eating, drinking and movement behaviours, will analyze the data taken from such monitoring in order to develop and provide trend reporting by identifying baselines and outliers to distinguish between normal and abnormal behaviours.

B. FEES:

Fees

- For continued access to the Services the Customer will pay Fees in the amount of $[•] per month/per head monitored for each month of the Term.
- Fees will be applied on a pro-rated basis for monitoring beginning on a day other than the first day of a month.
- The Customer will receive an invoice in respect of each month's Fees in accordance with the Authorized Distributor's normal invoice issuance procedures.
- Customer will pay the Fees in accordance with the Authorized Distributor's authorized credit and sale terms and conditions.

C. PAYMENTS:

- Customer will make all payments in Canadian Dollars and in accordance with the payment methods set out in the Authorized Distributor's authorized credit and sale terms and conditions.

D. A4 PRODUCTS:

A4 Products required to offer the Services:

- A4 Black Box™ - hardware product designed to be compatible with any form of input or sensor to simplify acquisition from various technologies.
- Sensors (water trough antennas, feed bunk antennas and weather station) - A4 developed physical devices capable of collecting inputs and communicating with other similar devices and/or with the A4 Black Box™(s), as applicable.
- Ear tags - RFID ear tags capable of being read by Sensors.

The number of A4 Products required to offer the Services will vary by customer.

EXHIBIT B

SUPPORT LEVELS AND PRICING

Capitalized terms used but not defined in this Exhibit B have the meaning given to those terms in the Agreement.

STANDARD SUPPORT LEVELS

Tier 1 Level Support: The first level of customer support provided to customers by qualified and trained personnel of the Provider or Authorized Distributor for the HerdwhistleTM System capable of correctly diagnosing and resolving problems related to the HerdwhistleTM System. Tier 1 support requires a combination of on-site and remote support capabilities. A help desk will be available to centralize, document and report all emergency calls that come from customers. Such help desk will be available during times materially the same as the levels of service and support the Provider or the Authorized Distributor (as applicable) provides to their respective customers in connection with other systems.

Tier 2 Level Support: The second level of remote technical support provided to customers by Provider from Calgary, Alberta, for the Herdwhistle™ System. The Provider makes available 24 x 7 x 365, including on call and back-up staff capable of diagnosing and resolving problems related to the Herdwhistle™ System or use of the Herdwhistle™ System as reported by Tier 1 support.

Tier 3 Level Support: The level three support staff is comprised typically of software developers or domain experts capable of resolving deep technical issues that have not been resolved by the Tier 1 and 2 personnel.

SUPPORT PRICING (applicable to all tier levels of support)

1.	Systems Team Lead	$250 / hour
2.	Senior Systems Developer	$225 / hour
3.	Junior Systems Developer	$125 / hour
4.	Business Process Analyst	$175 / hour
5.	Senior Data Analyst	$300 / hour
6.	Junior Data Analyst	$150 / hour
7.	CAD Engineer	$175 / hour
8.	Project Management	$150 / hour
9.	Per Diem (as applicable)	$295 / day
10.	Systems Integration Technician	$150 / hour
11.	Travel Expenses (Airfare / Vehicles)	Actual + 15%

SCHEDULE "D"

DEFINITION OF SUPPORT LEVELS

Tier 1 Level Support: The first level of customer support provided to Users by qualified and trained UFA personnel for the Herdwhistle™ System capable of correctly diagnosing and resolving problems related to the Herdwhistle™ System. Tier 1 support requires a combination of on-site and remote support capabilities. UFA will provide a help desk to centralize, document and report to A4 all emergency calls that come from Users, which will be available during times materially the same as the levels of service and support UFA provides in connection with other systems it sells to Users.

Tier 2 Level Support: The second level of remote technical support provided to UFA, User or both by A4 from Calgary, Alberta, for the Herdwhistle™ System. A4 makes available 24 x 7 x 365, including on call and back-up staff capable of diagnosing and resolving problems related to the Herdwhistle™ System or use of the Herdwhistle™ System as reported by UFA Tier 1 support.

Tier 3 Level Support: The level three support staff is comprised typically of software developers or domain experts capable of resolving deep technical issues that have not been resolved by the Tier 1 and 2 personnel.

SCHEDULE "E"

A4 LOGOS, TRADEMARKS AND TRADE NAMES

(see attached)

BRAND GUIDELINES

HerdWhistle™

A4 SYSTEMS

COLOURS

HerdWhistle™ uses three main colours

HerdWhistle™ Green	Black	White
HEX: #afd580	HEX: #191818	HEX: #ffffff
RGB: 175, 213, 128	RGB: 25, 24, 24	RGB: 255, 255, 255
CMYK: 18, 0, 40, 16	CMYK: 0, 4, 4, 90	CMYK: 0, 0, 0, 0

THE LOGO

The logo is a combination of an icon and wordmark, which can be displayed in both vertical and horizontal orientation. The trademark symbol (™) must always be included at the end of the "HerdWhistle" wordmark.

HerdWhistle™

ICON WORDMARK

HerdWhistle™

BACKGROUND COLOURS

A white wordmark and full white version of the logo are to be used for contrast on green and black backgrounds

HerdWhistle™

HerdWhistle™

HerdWhistle™

HerdWhistle™

BACKGROUND IMAGES

The logo can also be used over top of images as long as there is enough contrast to ensure the logo is readable. Overlays or reduction in brightness can be used on the images to increase contrast and make the HerdWhistle™ logo stand out.


HerdWhistle™


HerdWhistle™


HerdWhistle™

THE ICON

In cases when the HerdWhistle™ brand has already been established, you can use the icon on its own. While the icon can exist without the wordmark, the wordmark should never exist without the icon.

LOGO & ICON PADDING

The logo & icon need room to breathe, and therefore suitable padding is required. The rounded center of the icon is used as a guide for the minimum padding that is required.


HerdWhistle™


HerdWhistle™

LOGO MISUSE

NO

Do not change the colour or tone of the logo.

NO

Do not angle the logo in any way.

NO

Do not distort or warp the logo in any way.

NO

Do not use the wordmark without the icon.

NO

Do not use without the ™ symbol at the end.

NO

Do no use any effects, such as shadow or gradients.

TEXT GUIDELINES

When mentioning HerdWhistle™ in any sort of text (ie. website, blog, presentation, brochure) always ensure that a superscript trademark symbol is added to the end of the name.



YOUR DIGITAL PEN CHECKER

HerdWhistle™ alerts you to invisible, early warning signs of illness so you can make the best decisions for your herd. By tracking cattle feeding and drinking behaviours, illness can be detected days before visual symptoms appear, allowing you to take action to protect and maintain a healthy herd.

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SCHEDULE "F"

UFA LOGO GUIDELINES

(see attached)

LOGO **USAGE**

Our corporate identity is based on all the touch-points we have with our customers. It includes the many different ways we present the UFA logo, whether it be a building sign, business card, newspaper or magazine advertisement, curling rink or auction mart sign, and even product labels and wordmarks.

Our corporate identity includes employee uniforms, customer service processes and procedures, member mailings and where we locate our stores. Because our touch-points with our customers are diverse, and offer many different degrees of personal interaction, it is important that we are as consistent as possible whenever we represent UFA.

UFA Logo

A large part of our corporate identity is primarily based on where and how we use the UFA logo. This section will provide details of how our logo is used in all corporate materials and includes detail on the various wordmarks.

The logo colours are provided below. Whenever possible, the logo should be used in full colour. See the following pages for information on single colour use.

UFA ORANGE

Pantone 1655

C=0, M=65, Y=87, K=0 / R=244, G=127, B=41

UFA GREEN

Pantone 3415

C=97, M=10, Y=86, K=18 / R=0, G=134, B=83

A white release can be seen when the logo is placed onto images or solid colour backgrounds.

This section provides details of the UFA logo usage in our key applications. Any use not approved in this manual must be approved in writing by Brand Management.

2018 logo

LOGO **USAGE**

UFA Logo

LOGO BACKGROUND USAGE

Because the UFA logo needs to be used in a variety of applications, it is built with a white release. The white release gives the logo a consistent background, so it is always readable against the background that it is placed on. Because the white release enables the logo to be seen on even dark coloured backgrounds, a knock-out version of the logo is not required. The white release is not to be removed.

SINGLE COLOUR LOGO VERSIONS

Single-colour logo versions are allowed in circumstances where the full-colour logo version cannot be used for technical or financial reasons. Black or white are recommended for single-colours logos.

DO NOT: